EXHIBIT 99.1

Intermountain Community Bancorp Reports Second Quarter 2010 Results With Stronger Credit Quality and Improving Operating Results

SANDPOINT, Idaho, July 28, 2010 (GLOBE NEWSWIRE) -- Intermountain Community Bancorp (OTCBB:IMCB), the holding company for Panhandle State Bank, reported financial results for the second quarter ended June 30, 2010, with asset quality improving, a rebounding net interest margin and improving financial results. Intermountain reported that following a $4.9 million provision for loan losses, it recorded a net loss applicable to common shareholders of $2.9 million, or $0.35 per common share, for the second quarter. The loss was significantly lower than the net loss applicable to common shareholders of $4.7 million, or $0.56 per common share in the preceding quarter, when its provision was $6.8 million, and also significantly lower than the second quarter a year ago when the loan loss provision was $18.7 million and the net loss applicable to common shareholders was $11.4 million, or $1.37 per common share. Second quarter income excluding taxes, loan loss provision and other real estate (OREO) operations, improved to $1.9 million, up from $412,000 in the first quarter and $1.5 million in the year ago period.

For the first six months of 2010, Intermountain recorded a total provision for loan losses of $11.7 million contributing to a net loss applicable to common shareholders of $7.7 million, or $0.91 per share, compared to $11.9 million, or $1.43 per share, in the like period a year ago, with a provision of $21.5 million.

"On virtually every metric, our second quarter results, while still in the red, were an improvement over the first quarter of the year," said Curt Hecker, Chief Executive Officer. "We are continuing to make progress on improving our operating performance and balance sheet metrics, particularly for asset quality. In addition, we had a significant reduction in overall classified, or problem assets, which reduced the level of provisions for loan losses. We also achieved better diversification in the loan portfolio, specifically with lower concentrations in construction and land development. Net interest margin is improving even given the high level of balance sheet liquidity we're maintaining, and we continue to actively reduce overhead costs," he added.

2Q10 Highlights (at or for the three-month period ended June 30, 2010, compared to March 30, 2010, or June 30, 2009)

  The mix of deposits continues to improve with local customers accounting for more than 94% of all accounts.
  Transaction accounts also increased to 63.5% of total deposits, up from 59.3% a year ago.
  While increasing deposits, Intermountain reduced its average interest cost on deposits by 17 basis points from the prior quarter and 58 basis points from a year ago.
  Nonperforming assets decreased $7.9 million to $26.5 million, or 2.49% of total assets, down from 3.20% at March 31, 2010 and 3.73% a year ago.
  Land and construction loans decreased $34.8 million, or 25.6% from a quarter ago and decreased $91.1 million, or 47.4% from a year ago.
  The net interest margin improved 14 basis points from the prior quarter to 3.71% as a result of lower funding costs.
  Loans delinquent for 30 to 89 days were 0.50% of loans, down 160 basis points from 2.10% a year ago.
  The total Risk Based Capital Ratio was estimated at 11.46% and the estimated Tier 1 Leverage Ratio was 7.46%.
  Liquidity remains elevated as represented by cash and cash equivalents of over $129 million, available-for-sale marketable securities totaling $179 million, and substantial untapped borrowing line availability.
  Allowance for potential loan losses stood at $13.7 million, 2.16% of total loans and 77.35% of non-performing loans ("NPLs") compared to 3.31% of total loans and 88.37% of NPLs a year ago.
  Powered by Community, IMCB's institutional initiative to assist local economies, heighten market awareness and build customer loyalty through ongoing community involvement, has been refined to focus on key target markets, which include Business Growth and Development, Women in Business, and Nonprofit Agencies.

"On balance, the Idaho economy continues to perform better than the national average in unemployment and other key indicators," Hecker noted. "While our communities are still struggling, the State's economic diversity, low cost of doing business, business friendly government, high quality workforce and strong quality of life create significant optimism for the future. We're actively involved with communities and customers in building that future through solid financial and lending programs," he added.

Asset Quality

Nonperforming loans decreased 22% to $17.8 million at the end of June, down from $22.8 million at the end of March, and down 35% from $27.5 million a year ago. Total nonperforming assets (NPAs) were $26.5 million at quarter end, compared to $34.4 million at March 31, 2010, and $41.1 million a year ago. At quarter end, the ratio of NPAs to total assets was 2.49% down from 3.20% in the preceding quarter, and down from 3.73% a year ago. Loan delinquencies (30 days or more past due) were up slightly from the prior quarter and down significantly from a year ago at 0.50% of total loans at June 30, 2010 from 0.33% at March 31, 2010 and 2.10% at June 30, 2009.

Classified loans declined 15.9% during the quarter and 35.0% from a year ago. Total classified loans were $59.8 million at June 30, 2010, down from $71.08 million at March 31, 2010 and $92.0 million a year ago. Classified loans are loans in which the bank anticipates potential problems in obtaining repayment of principal and interest per the contractual terms, but does not necessarily believe that losses will occur.

Residential land and construction loans, which continue to be the most stressed segment of the portfolio, declined by $45 million to 12.7% of total loans at the end of the second quarter compared to 17% a year ago. "We continue to successfully reduce non-performing loans and liquidate other real estate owned (OREO) at current carrying values and have reduced OREO significantly in the past year," Hecker noted.

The following table summarizes nonperforming assets by type and geographic region.

NPA by type and location	North Idaho -- Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho excluding Boise	Other	Total	% of Loan type to total NPAs
6/30/2010
(Dollars in thousands)
Commercial loans	$ 2,063	$ 531	$ 246	$ 524	$ --	$ 3,364	12.7%
Commercial real estate	2,719	356	1,329	315	41	4,760	18.0%
Commercial construction	732	--	--	1,199	--	1,931	7.3%
Land and land development	5,852	160	2,374	950	2,289	11,625	43.8%
Agriculture	--	--	524	--	--	524	2.0%
Multifamily	--	--	112	--	--	112	0.4%
Residential real estate	2,905	252	286	240	299	3,982	15.0%
Residential construction	193	--	--	--	--	193	0.7%
Consumer	12	8	8	--	--	28	0.1%
Total	$14,476	$1,307	$4,879	$3,228	$2,629	$26,519	100.0%

Percent of total NPA	54.59%	4.93%	18.40%	12.17%	9.91%	100.0%

NPA totals in commercial construction, and land and land development loans continue to decline, reflecting the concerted effort by management to work with these borrowers to resolve or liquidate problem assets. NPA totals in virtually all other categories dropped as well from the first quarter, and are relatively well-balanced between the other major loan types. The following table provides trend analysis for nonperforming assets by categories:

NPA BY CATEGORIES
(Dollars in thousands)	6/30/2010	3/31/2010	6/30/2009
Commercial loans	$ 3,364	$ 5,282	$ 4,470
Commercial real estate	4,760	6,766	1,795
Commercial construction	1,931	3,858	6,374
Land and land development	11,625	12,989	20,592
Agriculture	524	250	930
Multifamily	112	--	2,562
Residential real estate	3,982	4,040	4,126
Residential construction	193	1,173	66
Consumer	28	21	233
Total NPA by Categories	$26,519	$34,379	$41,148

OREO balances declined 24.1% to $8.8 million from the prior quarter, and decreased 35.9% from $13.7 million in June 2009, reflecting the sale of 41 properties totaling $5.5 million for the six months ended 2010. A total of 44 properties remained in the OREO portfolio at quarter end.

Balance Sheet and Loan and Deposit Portfolio Summary

Assets totaled $1.07 billion at June 30, 2010, roughly flat from March 31, 2010 and down slightly from $1.10 billion a year ago. Net loans were flat from the preceding quarter and down 12.3% year-over-year at $623.1 million. Reductions in land development, residential and commercial construction loans totaled $91.1 million from a year ago, while commercial and commercial real estate loans grew, both on a quarter-over-quarter and year-over-year basis. The changes reflect management's concerted effort to reduce higher-risk assets and create a more diversified loan portfolio. The declines in agricultural borrowing reflect strong performance for many of our agricultural customers over the past couple years, which has reduced the need for borrowing this year, and the resolution of several problem loans. "Despite a stagnant economic environment and soft loan demand, we have been able to grow our targeted loan categories with high-quality loans to strong borrowers," said Doug Wright, Chief Financial Officer. "We will continue to focus our efforts on these borrowers, along with additional emphasis on attracting agricultural and consumer borrowers."

LOANS BY CATEGORIES
(Dollars in thousands)	6/30/2010	% of total	3/31/2010	% of total	6/30/2009	% of total
Commercial loans	$143,935	22.6%	$132,137	20.6%	$138,238	18.8%
Commercial real estate	178,516	28.0%	175,591	27.3%	170,266	23.2%
Commercial construction	20,455	3.2%	39,663	6.2%	67,050	9.1%
Land and land development	76,029	11.9%	80,795	12.6%	116,694	15.9%
Agriculture	101,029	15.9%	94,883	14.8%	116,988	15.9%
Multifamily	28,107	4.4%	17,796	2.8%	18,093	2.5%
Residential real estate	62,794	9.9%	63,658	9.9%	70,868	9.6%
Residential construction	4,715	0.8%	15,533	2.4%	8,512	1.2%
Consumer	16,044	2.5%	17,068	2.7%	22,290	3.0%
Municipal	5,269	0.8%	4,812	0.7%	5,588	0.8%
Total loans receivable	636,893	100.0%	641,936	100.0%	734,587	100.0%
Net deferred origination fees	(21)		(124)		24
Allowance for losses on loans	(13,743)		(18,297)		(24,300)
Loans receivable, net	$623,129		$623,515		$710,311

The geographic distribution of Intermountain's loan portfolio has not changed significantly from a year ago with the majority of the portfolio in northern Idaho, eastern Washington and southwestern Idaho outside the Boise area. "While the economic indicators for our markets continue to reflect the difficult environment, we believe the worst of the downturn in our markets has already occurred. When we will see significant improvement, however, is still uncertain," Hecker noted.

Loan Portfolio by Location 6/30/2010	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho, excluding Boise	Other	Total	% of Loan type to total loans
(Dollars in thousands)
Commercial loans	$ 102,346	$ 10,550	$ 12,639	$ 16,438	$ 1,962	$143,935	22.6%
Commercial real estate	117,781	15,238	18,851	14,962	11,684	178,516	28.0%
Commercial construction	9,727	1,382	8,148	1,198	--	20,455	3.2%
Land and land development	54,361	6,277	10,182	3,676	1,533	76,029	11.9%
Agriculture	1,506	8,660	19,161	70,050	1,652	101,029	15.9%
Multifamily	19,595	--	849	--	7,663	28,107	4.4%
Residential real estate	39,789	6,362	4,189	8,192	4,262	62,794	9.9%
Residential construction	3,457	607	630	21	--	4,715	0.8%
Consumer	8,705	1,830	1,260	3,715	534	16,044	2.5%
Municipal	5,112	157	--	--	--	5,269	0.8%
Total	$362,379	$ 51,063	$ 75,909	$ 118,252	$29,290	$636,893	100.0%
Percent of total loans in geographic area	56.90%	8.02%	11.92%	18.56%	4.60%	100.0%

Total deposits decreased $20.8 million, or 2.5% year-over-year, to $806.8 million. Core deposits, which exclude brokered and municipal certificates of deposit and certificates of deposit over $100,000, increased 2.3% to $670.2 million at quarter end compared to $655.3 million a year ago. Transaction deposits increased by $21.0 million during this same time period and now comprise 63.5% of total deposits, up from 59.3% a year ago. Intended runoff of brokered deposits totaled $5.1 million in the quarter and $16.8 million for the past 12 months, and this category of funding presently accounts for just 5.6% of total deposits.

"Low-cost core and transaction deposit growth, despite a competitive deposit environment, continues to be a highlight of our franchise operations," said Wright. "The loyalty of our local customers, which comprise 94% of our total deposits, is appreciated. We continue to maintain a very strong deposit franchise, and have a dominant market share in many of the communities in which we operate."

DEPOSITS
(Dollars in thousands)	6/30/2010	% of total	3/31/2010	% of total	6/30/2009	% of total
Non-interest bearing demand accounts	$162,137	20.1%	$160,174	19.4%	$155,446	18.8%
NOW & Money market accounts	349,955	43.4%	351,117	42.5%	335,606	40.6%
Savings & IRA accounts	77,549	9.6%	78,554	9.5%	80,782	9.7%
Certificates of deposit (CDs)	84,672	10.5%	93,140	11.3%	91,837	11.1%
Jumbo CDs	79,720	9.9%	83,727	10.1%	82,278	9.9%
Brokered CDs	45,348	5.6%	50,428	6.1%	62,152	7.5%
CDARS CDs to local customers	7,399	0.9%	8,866	1.1%	19,445	2.4%
Total Deposits	$806,780	100.0%	$826,006	100.0%	$827,546	100.0%

Available-for-sale investments totaled $178.9 million, at June 30, 2010, a decrease of 2.7% from $184.2 million at June 30, 2009. "Maintaining high levels of liquidity on our balance sheet remains a priority for us, and we continue to maintain a conservative cash and investments position," Wright said. "However, high levels of prepayments and declining investment yields have been challenging for us, and have negatively impacted our earnings performance." The securities portfolio contains $10.2 million in private label mortgage-backed securities, for which $237,000 in credit loss impairments were recognized in the second quarter of 2010, up from $19,000 recognized in the first quarter of 2010, and $0 in the second quarter a year ago.

Stockholders' equity totaled $83.6 million at June 30, 2010, compared to $84.6 million at March 31, 2010 and $98.6 million at June 30, 2009. Book value per common share at June 30, 2010, totaled $6.91 compared to $7.04 one quarter ago and $8.76 at June 30, 2009. Tangible book value per common share totaled $5.47 compared to $5.60 in the first quarter and $7.31 at June 30, 2009. Tangible stockholders' equity to tangible assets was 4.36%, down from 4.42% at March 31 and 5.60% a year ago.

Income Statement Summary

Net interest income before provision for loan losses totaled $8.8 million for the quarter ended June 30, 2010, up from $8.4 million in the immediate prior quarter and down from $10.2 million in the year ago quarter. The improvement from first quarter results reflected continued improvements in the Company's cost of funds. Lower interest rates, a more conservative asset mix with more low yielding cash investments and securities, and interest reversals on nonperforming loans impacted net interest income over the past year.

The net interest margin improved 14 basis points to 3.71% in the second quarter of 2010, compared to 3.57% in the first quarter of 2010 and down 40 basis points from 4.11% a year ago.  The yield on earning assets of 4.92% during the quarter matched prior quarter results, but was off 92 basis points from the year ago quarter as a result of reductions in market interest rates and much higher balances of low-yielding cash and investment securities balances. Cost of interest bearing liabilities fell 15 basis points in the quarter and 58 basis points year over year. The cost on interest bearing liabilities was 1.18% in the second quarter of 2010, which reflects the strong, low-cost funding mix resulting from a high percentage of local core deposits. "Our margin is holding up relatively well as we continue to see higher cost deposits renew at lower rates and as the amount of interest reversed on problem loans declines," noted Wright.

"Net charge-offs were up from the first quarter, but down from a year ago, as we wrote down a number of problem loans for which we had reserved for in the first quarter," noted Hecker. Intermountain recorded a $4.9 million provision for loan losses in the second quarter of 2010, down from the $6.8 million provision made in the first quarter of 2010 and $18.7 million provision recorded in the second quarter of 2009. Second quarter net charge-offs (NCOs) were $9.5 million compared to $5.1 million recorded in the first quarter of 2010, and $11.8 million made a year ago. At June 30, 2010, the allowance for loan loss was 2.16% of total loans and 77.4% of NPLs compared to 3.31% of total loans and 88.4% of NPLs a year ago, as the quality of the credit portfolio continues to improve.

Other income was $3.0 million in the second quarter of 2010, compared to $2.5 million in the prior quarter and $2.7 million in the second quarter a year ago. Stronger service charges, and investment, deposit and loan-related fees helped boost other income during the quarter.

"The measures we took earlier this year to control overhead costs generated significant improvement in this quarter's operating efficiencies," said Hecker. Operating (non-interest) expenses for the second quarter of 2010 were $11.3 million compared to $11.6 million in the first quarter of 2010 and $12.7 million in the second quarter a year ago.  Salary and benefits expense dropped $744,000 or 13% from the first quarter, producing most of the reduction. "We continue to evaluate and implement additional cost-reduction opportunities, and anticipate further reductions in operating expenses in ensuing quarters," Hecker added.

Pre-tax, pre-provision, pre-OREO income continued to improve, totaling $1.9 million in the second quarter, up from $412,000 in the first quarter and $1.5 million in the year ago period. Lower interest and other expenses, and higher non-interest income produced the improvement, and offset the continued drag on earnings resulting from the high concentration of low-yielding cash and investment assets on the balance sheet. "While we can't be certain of when, we anticipate that we will be able to convert part of these balances into higher-yielding assets in the future," noted Wright.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are listed on the OTC Bulletin Board, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009; the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)
	June 30, 2010	March 31, 2010	June 30, 2009
	(Dollars in thousands, except per share amounts)

ASSETS
Cash and cash equivalents	$ 129,096	$ 125,902	$ 80,605
Loans receivable, net	623,129	623,515	710,311
Loans held for sale	3,728	4,970	4,453
Investments and asset-backed securities ("ABS") available for sale	178,945	187,453	184,168
Investments and ABS held to maturity	23,050	15,153	17,395
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	2,310
Office properties and equipment, net	41,094	41,761	42,860
Goodwill	11,662	11,662	11,662
Other intangible assets, net	374	407	507
Bank-owned life insurance	8,583	8,488	8,217
Other real estate owned	8,754	11,538	13,650
Prepaid expenses and other assets	35,015	41,829	27,742
Total assets	$ 1,065,740	$ 1,074,988	$ 1,103,880

LIABILITIES
Deposits	$ 806,780	$ 826,006	$ 827,546
Advances from Federal Home Loan Bank	49,000	49,000	36,000
Repurchase agreements	98,549	86,656	94,380
Other borrowings	16,527	16,527	39,507
Accrued expenses and other liabilities	11,301	12,179	7,862
Total liabilities	982,157	990,368	1,005,295

STOCKHOLDERS' EQUITY
Common stock	78,650	78,581	78,391
Preferred stock	25,625	25,543	25,303
Accumulated other comprehensive loss (1)	(2,475)	(4,212)	(6,170)
Retained earnings (deficit)	(18,217)	(15,292)	1,061
Total stockholders' equity	83,583	84,620	98,585
Total liabilities and stockholders' equity	$ 1,065,740	$ 1,074,988	$ 1,103,880

Book value per common share, excluding preferred stock	$ 6.91	$ 7.04	$ 8.76
Tangible Book Value per common share, excluding preferred stock (2)	$ 5.47	$ 5.60	$ 7.31
Shares outstanding at end of period	8,390,877	8,387,496	8,365,726
Stockholders' Equity to Total Assets	7.84%	7.87%	8.93%
Tangible Stockholders' Equity to Tangible Assets (3)	6.79%	6.83%	7.92%
Tangible Common Equity to Tangible Assets	4.36%	4.42%	5.60%

(1) Net of deferred income taxes
(2) Amount represents common stockholders' equity less net goodwill and other intangible assets divided by total shares outstanding
(3) Amount represents stockholders' equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
	(Dollars in thousands, except per share amounts)

Interest income:
Loans	$ 9,814	$ 9,649	$ 11,703
Investments	1,785	1,967	2,780
Total interest income	11,599	11,616	14,483

Interest expense:
Deposits	2,051	2,390	3,245
Borrowings	789	807	1,026
Total interest expense	2,840	3,197	4,271

Net interest income	8,759	8,419	10,212

Provision for losses on loans	(4,914)	(6,808)	(18,684)
Net interest income (loss) after provision for losses on loans	3,845	1,611	(8,472)

Other income (expense):
Fees and service charges	2,047	1,787	1,886
Loan related fee income	799	493	663
Net gain (loss) on sale of securities	(167)	53	--
Other-than-temporary impairment on investments	(237)	(19)	--
Bank-owned life insurance	95	91	90
Other income	461	118	66
Total other income, net	2,998	2,523	2,705

Operating expenses:
Salaries and employee benefits	5,088	5,832	5,653
Occupancy expense	1,789	1,828	1,808
FDIC assessment	471	469	1,256
OREO operations	1,380	1,030	1,286
Other expenses	2,546	2,401	2,664
Total operating expenses	11,274	11,560	12,667

Loss before income tax benefit	(4,431)	(7,426)	(18,434)
Income tax benefit	1,934	3,117	7,432

Net loss	(2,497)	(4,309)	(11,002)

Preferred stock dividend	428	419	415

Net loss applicable to common stockholders	$ (2,925)	$ (4,728)	$ (11,417)

Loss per share — basic	$ (0.35)	$ (0.56)	$ (1.37)
Loss per share — diluted	$ (0.35)	$ (0.56)	$ (1.37)

Weighted-average common shares outstanding — basic	8,388,128	8,372,315	8,362,402
Weighted-average common shares outstanding — diluted	8,388,128	8,372,315	8,362,402

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Six Months Ended
	June 30, 2010	June 30, 2009
	(Dollars in thousands, except per share amounts)

Interest income:
Loans	$ 19,463	$ 23,351
Investments	3,752	5,479
Total interest income	23,215	28,830

Interest expense:
Deposits	4,441	6,588
Borrowings	1,595	2,128
Total interest expense	6,036	8,716

Net interest income	17,179	20,114

Provision for losses on loans	(11,723)	(21,454)
Net interest income (loss) after provision for losses on loans	5,456	(1,340)

Other income (expense):
Fees and service charges	3,835	3,555
Loan related fee income	1,293	1,204
Net gain (loss) on sale of securities	(114)	1,295
Other-than-temporary impairment on investments	(256)	(244)
Bank-owned life insurance	185	180
Other income	578	228
Total other income, net	5,521	6,218

Operating expenses:
Salaries and employee benefits	10,920	11,358
Occupancy expense	3,616	3,776
FDIC assessment	939	1,410
OREO operations	2,410	1,434
Other expenses	4,950	5,460
Total operating expenses	22,835	23,438

Loss before income tax benefit	(11,858)	(18,560)
Income tax benefit	5,051	7,440

Net loss	(6,807)	(11,120)

Preferred stock dividend	847	829

Net loss applicable to common stockholders	$ (7,654)	$ (11,949)

Loss per share — basic	$ (0.91)	$ (1.43)
Loss per share — diluted	$ (0.91)	$ (1.43)

Weighted-average common shares outstanding — basic	8,380,265	8,355,359
Weighted-average common shares outstanding — diluted	8,380,265	8,355,359

INTERMOUNTAIN COMMUNITY BANCORP EXHIBIT A – RECONCILIATION SCHEDULE
	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(Dollars in thousands)

Loss before income taxes	$ (4,431)	$ (7,426)	$(18,434)	$ (11,858)	$ (18,560)
Provision for losses on loans	4,914	6,808	18,684	11,723	21,454
OREO Operations	1,380	1,030	1,286	2,410	1,434
Total (1)	$ 1,863	$ 412	$ 1,536	$ 2,275	$ 4,328

(1) Management believes that this presentation of non-GAAP results provides useful information to investors regarding the effects of the credit cycle on the Company's reported results of operations.

INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net Interest Spread:
Yield on Loan Portfolio	6.06%	5.96%	6.25%	6.01%	6.26%
Yield on Investments & Cash	2.42%	2.65%	4.57%	2.54%	4.53%
Yield on Interest-Earning Assets	4.92%	4.92%	5.84%	4.92%	5.84%

Cost of Deposits	1.01%	1.18%	1.59%	1.09%	1.65%
Cost of Advances	2.56%	2.56%	4.19%	2.56%	4.06%
Cost of Borrowings	1.86%	1.88%	2.13%	1.87%	2.07%
Cost of Interest-Bearing Liabilities	1.18%	1.33%	1.76%	1.25%	1.81%

Net Interest Spread	3.74%	3.59%	4.08%	3.67%	4.03%

Net Interest Margin	3.71%	3.57%	4.11%	3.64%	4.07%

Performance Ratios:
Return on Average Assets	-0.94%	-1.62%	-4.02%	-1.28%	-2.04%
Return on Average Common Stockholders' Equity	-20.05%	-31.37%	-58.18%	-25.70%	-29.77%
Return on Average Common Tangible Equity (1)	-25.25%	-39.10%	-68.84%	-32.16%	-35.07%
Operating Efficiency	95.89%	105.65%	98.07%	100.59%	89.01%
Noninterest Expense to Average Assets	4.22%	4.35%	4.63%	4.29%	4.30%

(1) Average common tangible equity is average common stockholders' equity less average net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP LOAN DATA

	June 30, 2010	March 31, 2010	June 30, 2009
	(Dollars in thousands)

Net Charge-Offs to Average Net Loans	5.98%	3.24%	6.38%
Loan Loss Allowance to Total Loans	2.16%	2.85%	3.31%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$ --	$ 50	$ 2,966
Nonaccrual Loans	17,765	22,791	24,532
Total Nonperforming Loans	17,765	22,841	27,498
OREO	8,754	11,538	13,650
Total Nonperforming Assets ("NPA")	$ 26,519	$ 34,379	$ 41,148

NPA to Total Assets	2.49%	3.20%	3.73%
NPA to Net Loans Receivable	4.26%	5.51%	5.79%
NPA to Risk Based Capital (Bank)	30.26%	36.35%	38.67%
NPA to Tangible Equity + Allowance for Loan Loss	31.09%	37.84%	37.17%
Loan Delinquency Ratio (30 days and over)	0.50%	0.33%	2.10%
CONTACT:  Intermountain Community Bancorp
          Curt Hecker, CEO
            (208) 263-0505
            curt.hecker@panhandlebank.com
          Doug Wright, Executive Vice President & CFO
            (509) 363-2635
            doug.wright@intermountainbank.com
          Carolyn Shaw, Senior Vice President, Risk Manager and
           Financial Accounting Officer
            (509) 944-3888
            carolyn.shaw@intermountainbank.com